Exhibit 99.1

Cross Border Resources, Inc. Announces 2011 Third Quarter Results

SAN ANTONIO, Texas, November 14, 2011 — Cross Border Resources, Inc. (OTCQX: XBOR), ("Cross Border" or "the Company") today announced its financial results for the third quarter ended September 30, 2011, which is the third full quarter of operations for the Company. Cross Border is an oil and gas exploration and production company resulting from the business combination of Doral Energy Corp. and Pure Energy Group, which was effective January 3, 2011.  The merger impacts all comparisons to the prior year. Summary financial data is provided below:

Third Quarter 2011 Financial and Operating Highlights

•	Revenues increased by 38% year-over-year to $1.9 million, up from $1.4 million in the third quarter of 2010.
•	Production volume totaled 29,409 barrels of oil equivalent (“boe”), an increase of 38% compared to the third quarter of 2010.
•	Average daily production sold during the third quarter of 2011 was 320 barrels of oil equivalent per day (“boed”) compared to 232 boed for the third quarter of 2010.

Nine-Month Financial and Operating Highlights

•	Revenues increased by 68% year-over-year to $5.6 million, up from $3.3 million in the nine months ended September 30, 2010.
•	Production volume totaled 74,112 boe, an increase of 25% compared to the first nine months of 2010.
•	Average daily production for the nine months ended September 30, 2011 was 272 boed compared to 217 boed for the first nine months of 2010.

“We are pleased with our third-quarter performance,” stated Everett “Will” Gray II, CEO and Chairman of Cross Border. “Revenues grew nearly 40% year-over-year, and average daily production exceeded our expectations. We expect improved bottom-line results in the near-term as our startup and merger-related costs decrease and our business growth accelerates.”

Mr. Gray continued, “For the remainder of the year, we will concentrate on executing our fourth-quarter drilling schedule with a primary focus on the emerging Bone Spring and Wolfberry plays. We expect to participate in nine gross wells in the current quarter and remain on track to achieve a year-end exit rate of approximately 500 boed. Our non-operated business model and expansive acreage portfolio provide low-risk, high-impact exposure to the prolific Permian Basin, strongly positioning us to drive long-term value for our shareholders."

Results of Operations for the Three Months Ended September 30, 2011

Revenues

Revenues for the three months ended September 30, 2011 were $1.9 million, as compared to $1.4 million for the three months ended September 30, 2010. The increase of $0.5 million, or 38%, was primarily due to increased production from wells added year-over-year, increased production due to the merger, and a year-over-year increase in the average sales prices for oil and natural gas.

Production volumes for the three months ended September 30, 2011 were 29,409 boe, up 25% year-over-year and 30% sequentially. The increase was primarily due to a combination of increased production from wells added period-over-period and increased production brought on through the merger. Average daily production sold during the third quarter of 2011 was 320 boed compared to 232 boed for the third quarter of 2010. Cross Border’s definition of daily production represents only what volumes were sold in each respective quarter and does not account for stored inventory.

Cross Border’s average realized crude oil sales price for the third quarter of 2011 was $85.42 per barrel, compared to $72.36 in the third quarter of 2010. The Company’s average realized natural gas sales price during the third quarter of 2011 was $6.34 per mcf, compared to $5.33 per mcf in the third quarter of 2010.

Income from Operations

Operating loss for the three months ended September 30, 2011 amounted to $610,973 as compared to operating income of $616,924 for the three months ended September 30, 2010. Operating expenses for the three-month period totaled $2.5 million, an increase of 232% as compared to $755,642 in the same period a year ago. The increase was primarily due to costs related to assets acquired in the merger and higher professional fees consistent with operating as a public company.

Net Income

Net loss for the three months ended September 30, 2011 was $249,555 as compared to net income of $533,801 for the three months ended September 30, 2010. Net loss per diluted share was $0.02 for the third quarter of 2011.

Adjusted EBITDA

Adjusted EBITDA totaled $709,671, or $0.04 per fully diluted share, a decrease of 24% compared to adjusted EBITDA of $937,045 in the year-ago period.

EBITDA is defined as net earnings before interest, income taxes, depreciation, depletion, amortization, abandonment and mark-to-market gains on derivatives (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, and Cross Border’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Cross Border’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. A complete reconciliation of EBITDA to GAAP accounting standards can be found in this press release under the financial table “Reconciliation to GAAP.”

Results of Operations for the Nine Months Ended September 30, 2011

Revenues

Revenues for the nine months ended September 30, 2011 were $5.6 million as compared to $3.3 million for the nine months ended September 30, 2010. The increase of $2.3 million, or 68%, was primarily due to increased production from wells added year-over-year, increased production due to the merger, and a year-over-year increase in the average sales prices for oil and natural gas. Oil and gas sales increased 49% year-over-year to $4.9 million as compared to $3.3 million for the same period in 2010. The Company also recorded a $599,100 gain on the sale of oil and gas properties during the first nine months of 2011.

Production volume totaled 74,112 boe, an increase of 25% compared to 59,349 boe for the first nine months of 2010. The increase was due primarily to a combination of increased production from wells added period-over-period and increased production brought on through the merger. Average daily production for the nine months ended September 30, 2011 was 272 boed compared to 217 boed for the first nine months of 2010.  Cross Border’s definition of daily production represents only what volumes were sold in each respective quarter and does not account for stored inventory.

Cross Border’s average realized crude oil sales price for the first nine months of 2011 was $86.44 per barrel, compared to $74.01 in the first nine months of 2010. The Company’s average realized natural gas sales price during the first nine months of 2011 was $6.19 per mcf, compared to $5.77 per mcf for the first nine months of 2010.

Income from Operations

Operating loss for the nine months ended September 30, 2011 amounted to $799,856 as compared to operating income of $1.1 million for the nine months ended September 30, 2010. Operating expenses for the nine months ended September 30, 2011 totaled $6.4 million, up 185% from $2.2 million in the same period a year ago. The increase was primarily due to expanded production and included approximately $279,000 of non-recurring expenses associated with the merger.

Net Income

Net loss for the nine months ended September 30, 2011 was $471,068 as compared to net income of $755,244 for the nine months ended September 30, 2010. Net loss per diluted share was $0.03 for the first nine months of 2011.

Adjusted EBITDA

Adjusted EBITDA totaled $2.2 million, an increase of 6% compared to adjusted EBITDA of $2.0 million in the year-ago period.

Liquidity and Capital Resources

As of September 30, 2011, the Company’s current assets were $2.7 million and current liabilities were $1.6 million. Cash and cash equivalents totaled $621,318 as of September 30, 2011. The Company’s shareholders’ equity at September 30, 2011 was $18.0 million. The Company used $1.3 million for operating activities for the nine months ended September 30, 2011, compared to a provision of $1.5 million for the same period in 2010. The Company used $1.6 million for investing activities for the nine months ended September 30, 2011, compared to $1.2 million for the same period in 2010. The Company generated $2.4 million from financing activities for the nine months ended September 30, 2011, compared to $612,895 used in financing activities for the same period in 2010.

2011 Business Outlook

Cross Border anticipates accelerated drilling activity in the second half of 2011 with a primary focus on its 2nd Bone Spring acreage located in both Eddy and Lea counties, New Mexico. Approximately 55% of Cross Border's 2011 CAPEX is allocated to the 2nd Bone Spring development. Cross Border is witnessing increased permitting activity within its current footprint due to the success of emerging drilling and completion technologies that have provided significant rates of return for Permian Basin operators, further demonstrated by the number of active rigs currently drilling in the Permian Basin.

The Company is participating in a workover attempt of the Three Rivers Bandit 15 Fed Com #2 well in Lea County, New Mexico with a 9.7% working interest. Three Rivers is plugging back the vertical well to test the Wolfcamp and Bone Spring intervals. Cost net to Cross Border’s interest is approximately $124,000.

Cross Border expects to spud approximately 16 gross wells, or 1.9 approximate net wells, in 2011, with drilling capital expenditures of approximately $7.3 million for the year. Nine wells are scheduled to spud during the current quarter. Four wells initially scheduled for the fourth quarter of 2011 have been rescheduled to spud in early 2012: SE Lusk 33 #2H, Santa Elena 19 Fed #1H, Leo Fed Com #2H, and Brown Bear 14 St Com #1. Cross Border has decided to go non-consent on the Devon KSI 22 Fed #1H due to a significant cost estimate increase that also significantly reduced the well economics. The Alamo Delhi “B” St #3, a vertical well targeting the Grayburg and San Andres formations in Eddy County, New Mexico has been added to the schedule. Cross Border will participate with a 6.25% working interest and a drilling and completion cost of $40,000 proportionate to Cross Border’s interest. All wells listed in the revised drilling schedule are classified as developmental wells.

Historically, Cross Border has been invoiced by its various operators over a three-month time frame with a net 30-day payment for each stage of the drilling and completion costs. If this remains the case, for the remainder of 2011, Cross Border would expect to fund approximately $2.6 million for its proportionate ownership costs with the remaining balance spilling over into Q1 of 2012. Cross Border expects to fund all remaining 2011 drilling commitments using cash-on-hand, cash flow and its existing credit facility. Current availability under the existing credit facility is approximately $3.2 million. The current well status and drilling schedule is provided in the chart below:

WELL NAME	COUNTY	OPERATOR	FORMATION	WORKING INTEREST	CURRENT STATUS
SE Lusk 33 #3H	Lea, NM	Cimarex	2nd Bone Spring	37.50%	Currently drilling
Ocelot 34 Fed Com #1H	Lea, NM	Mewbourne	2nd Bone Spring	14.90%	To be drilled in Q4
Zircon 2 #1H	Eddy, NM	Mewbourne	2nd Bone Spring	12.50%	To be drilled in Q4
Fecta 33 Fed Com #1H	Lea, NM	Occidental	2nd Bone Spring	12.50%	To be drilled in Q4
Mewbourne Bradley 30 St. Com #1H	Eddy, NM	Mewbourne	2nd Bone Spring	5.17%	Flowing back frac load
Tres Amigos PH	Borden, TX	Big Star	Wolfberry	10.00%	To be drilled in Q4
Coleman 1002	Dawson, TX	Big Star	Wolfberry	10.00%	Awaiting completion
Grave Digger #3H	Eddy, NM	Concho Resources	Yeso	5.64%	To be drilled in Q4
Alamo Delhi “B” St #3	Eddy, NM	Alamo	Grayburg and San Andres	6.25%	To be drilled in Q4
Bandit 15 Fed #2	Lea, NM	Three Rivers	Wolfcamp Shale/2nd Bone Spring 1st Bone Spring Workover	9.734%	Currently Completing
Buck Baker 15#1	Martin, TX	Big Star	Wolfberry	20%	Awaiting Completion
Hefley 24 #1	Howard, TX	Big Star	Wolfberry	20%	Awaiting Completion
High Lonesome 26 Fed #2H	Eddy, NM	Concho Resources	Horizontal Abo	3.125%	Flowing back frac load
Bradley 30 Fed #1H	Eddy, NM	Mewbourne	2nd Bone Spring	4.67%	Flowing back frac load

Conference Call and Webcast

Management will host a conference call to discuss these financial results Tuesday, November 15, at 11:00 a.m. Eastern time (8:00 a.m. Pacific).

To participate in the call please dial (888) 846-5003, or (480) 629-9856 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found via the Company’s website at http://www.xbres.com, or alternately at http://ViaVid.net.

A replay of the call will be available for two weeks from 2:00 p.m. EST on November 15, 2011, until 11:59 p.m. EST on November 30, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4487385. In addition, a recording of the call will be available via the Company’s website at http://www.xbres.com for one year.

About Cross Border Resources

Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin. Cross Border consists of over 800,000 gross (approximately 300,000 net) mineral and lease acres within the state of New Mexico targeting various emerging plays including the 1st & 2nd Bone Spring, and more conventional plays such as the Abo, Yeso, San Andres as well as our Wolfberry acreage located in West Texas. Cross Border Resources currently owns approximately 31,000 net acres within the Permian Basin.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward-looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information risks for the Company can be found in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Investor Relations Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 107
jon@redchip.com
http://www.redchip.com

Company Contact:
Cross Border Resources, Inc.
Everett Willard "Will" Gray II
willg@xbres.com

Cross Border Resources, Inc.
Condensed Balance Sheets

		Predecessor Entity
	September 30,	December 31,
	2011	2010
	(Unaudited)	(As Restated)
ASSETS

Current Assets
Cash and cash equivalents	$621,318	$975,123
Accounts Receivable - Production	965,194	512,624
Accounts Receivable - Related Party	—	250,000
Prepaid Expenses	686,492	—
Derivative Asset - Current Portion	309,340	—
Current Tax Asset	100,734	—
Total Current Assets	2,683,078	1,737,747

Oil and Gas Properties	32,413,915	19,421,621
Less: Accumulated Depletion	(9,746,862)	(7,328,326)
Net Oil and Gas Properties	22,667,053	12,093,295

Other Assets
Other Property and Equipment, net of Accumulated Depreciation of $118,572 and $94,759 in 2011 and 2010, respectively	103,889	124,776
Deferred Bond Costs, net of Accumulated Amortization of $331,704 and $293,915 in 2011 and 2010, respectively	172,150	209,939
Deferred Bond Discount, net of Accumulated Amortization of $122,819 and $108,827 in 2011 and 2010, respectively	63,741	77,733
Derivative Asset, net of Current Portion	110,386	—
Other Assets	126,943	112,532
Total Other Assets	577,109	524,980

TOTAL ASSETS	$25,927,240	$14,356,022

		Predecessor Entity
	September 30,	December 31,
	2011	2010
	(Unaudited)	(As Restated)
LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities
Accounts Payable - Trade	$311,486	$875,881
Accounts Payable - Revenue Distribution	213,000	49,880
Interest Payable	47,736	107,875
Accrued Expenses	34,940	28,460
Deferred Revenues	64,958	162,394
Bonds Payable - Current Portion	720,000	660,000
Creditors Payable - Current Portion	180,000	150,000
Total Current Liabilities	1,572,120	2,034,490

Non-Current Liabilities
Asset Retirement Obligations	1,223,515	508,588
Deferred Income Tax Liability	26,609	—
Line of Credit	1,000	1,582,426
Notes Payable	764,278	—
Bonds Payable, net of Current Portion	2,935,000	3,555,000
Creditors Payable, net of Current Portion	1,359,545	1,656,305
Total Non-Current Liabilities	6,309,947	7,302,319
Total Liabilities	7,882,067	9,336,809

Stockholders’ Equity (Deficit)
Retained Earnings (Accumulated Deficit) (1)	(14,611,013)	5,019,213
Common Stock ($0.001 par value; 36,363,637 authorized and 16,151,946 shares issued and outstanding at September 30, 2011)	16,152	—
Additional Paid in Capital	32,640,034	—
Total Stockholders’ Equity	18,045,173	5,019,213

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,927,240	$14,356,022

(1)	Retained Earnings as of December 31, 2010 (As Restated) includes all equity accounts, including all Predecessor Entity Partners' Capital accounts.

Cross Border Resources, Inc.
Condensed Statements of Operations
 (Unaudited)

	Three months ended September 30,
	2011	2010
		Predecessor Entity
Revenues and Gains
Oil and gas sales	$1,867,914	$1,361,503
Other	32,479	11,063
Total revenues and gains	$1,900,393	$1,372,566

Expenses:
Operating costs	444,697	146,015
Production taxes	150,150	85,051
Depreciation, depletion, and amortization	972,972	273,991
Abandonment expense	49,234	—
Accretion expense	31,596	14,817
General and administrative	862,717	235,768
Total expense	2,511,366	755,642

Gain (loss) from operations	(610,973)	616,924

Other income (expense):
Bond issuance amortization	(28,461)	(12,596)
Gain (loss) on derivatives	346,555	—
Interest expense	(100,365)	(101,840)
Miscellaneous other income (expense)	99,815	31,313
Total other income (expense)	317,544	(83,123)

Gain (loss) before income taxes	(293,429)	533,801

Current tax benefit (expense)	50,996	(74,525)
Deferred tax benefit (expense)	(7,122)	74,525
Income tax benefit (expense)	43,874	—
Net income (loss)	$(249,555)	$533,801

Net loss per share:
Basic and diluted	$(0.02)	$—
Weighted average shares outstanding:
Basic and diluted	16,151,946	—

Cross Border Resources, Inc.
Condensed Statements of Operations
 (Unaudited)

	Nine months ended September 30,
	2011	2010
		Predecessor Entity
Revenues and Gains
Oil and gas sales	$4,899,777	$3,288,467
Gain on sale of oil and gas properties	599,100	—
Other	97,436	52,139
Total revenues and gains	$5,596,313	$3,340,606

Expenses:
Operating costs	959,922	329,639
Production taxes	420,714	271,337
Depreciation, depletion, and amortization	2,045,863	898,826
Abandonment expense	49,234	—
Accretion expense	84,428	44,452
General and administrative	2,836,008	699,232
Total expense	6,396,169	2,243,486

Gain (loss) from operations	(799,856)	1,097,120

Other income (expense):
Bond issuance amortization	(37,789)	(37,789)
Gain (loss) on derivatives	452,678	—
Interest expense	(347,959)	(304,161)
Miscellaneous other income (expense)	152,443	74
Total other income (expense)	219,373	(341,876)

Loss before income taxes	(580,483)	755,244

Current tax benefit (expense)	136,024	(53,167)
Deferred tax benefit (expense)	(26,609)	53,167
Income tax benefit (expense)	109,415	—
Net income (loss)	$(471,068)	$755,244

Net loss per share:
Basic and diluted	$(0.03)	$—
Weighted average shares outstanding:
Basic and diluted	14,539,309	—

Cross Border Resources, Inc.
Condensed Statements of Cash Flows
For the Nine Months Ended September 30, 2011 and 2010
 (Unaudited)

	Nine Months Ended September 30,
	2011	2010
		Predecessor Entity
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(471,068)	$755,244
Adjustments to reconcile net income (loss) to cash used by operating activities:
Depreciation, depletion, amortization	2,045,863	884,834
Accretion	84,428	44,452
Gain on Disposition of Assets	(583,766)	—
Share-based Compensation	569,638	—
Amortization of debt discount and deferred financing costs	51,781	51,782
Changes in operating assets and liabilities:
Accounts receivable	(452,570)	(430,713)
Prepaid expenses and other current assets	(826,384)	(2,404)
Accounts payable	(843,969)	159,997
Derivative asset - current portion	(419,726)	—
Accrued expenses	(175,630)	(27,331)
Deferred income tax	(74,124)	—
Deferred revenue	(97,436)	194,873
Other current liabilities	(60,138)	(118,613)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,253,101)	1,512,121

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures - oil and gas properties	(2,312,880)	(1,191,698)
Disposal of oil and gas properties	799,100	—
Capital expenditures - other assets	(36,744)	—
NET CASH USED IN INVESTING ACTIVITIES	(1,550,524)	(1,191,698)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of expenses	5,090,728	—
Net borrowings (payments) on line of credit	(1,581,426)	—
Proceeds from renewing notes	139,359	—
Repayments of notes payable	(382,081)	—
Repayments of bonds	(550,000)	(490,000)
Repayments to creditors	(266,760)	(122,895)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,449,820	(612,895)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(353,805)	(292,472)
Cash and cash equivalents, beginning of period	975,123	757,119
Cash and cash equivalents, end of period	$621,318	$464,647

Supplemental disclosures of cash flow information:
Interest paid	$165,009	$340,385
Income taxes paid	$—	$—

The above changes in current assets and current liabilities differ from changes between amounts reflected in the September 30, 2011 balance sheet due to current assets and current liabilities acquired in connection with the Company’s reverse acquisition with Pure Energy Group, Inc. and Pure Gas Partners II, LP.

Cross Border Resources, Inc.
Summary Operating Statistics
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010 (Predecessor Entity)	2011	2010 (Predecessor Entity)

Revenues & Sales
Oil & Gas Sales	$1,867,914	1,361,503	$4,899,777	3,288,467
Gain on Sale of Oil & Gas Properties	-	-	599,100	-
Total revenue	1,900,393	1,372,566	5,596,313	3,340,606
Net Income (Loss)	(249,555)	533,801	(471,068)	755,244

Net Income Per Share
Basic & Diluted	(0.02)	n/a	(0.03)	n/a
Average Number of Shares Outstanding
Basic & Diluted	16,151,946	-	14,539,309	-

Production Volumes
Oil (Bbls)	15,650	10,583	41,506	27,670
Gas (mcf)	82,557	64,699	195,637	190,074
Total Barrels of Oil Equivalent (boe)*	29,409	21,366	74,112	59,349

Average Barrels of Oil Equivalent per day (boed)	320	232	272	217

Oil (Bbls)	53.2%	49.5%	56.0%	46.6%
Gas (mcf)	46.8%	50.5%	44.0%	53.4%
Total Barrels of Oil Equivalent (boe)*	100.0%	100.0%	100.0%	100.0%

Average sales price:
Gas ($ per mcf)	6.34	$5.33	6.19	$5.77
Oil ($ per bbl)	85.42	72.36	86.44	74.01
Average cost of production:
Average production cost ($/boe)	10.71	4.72	10.77	4.84
Average production taxes ($/boe)	6.48	3.97	6.25	4.56

Depletion Expense	950,000	267,978	2,072,990	862,442
Depletion Expense ($/boe)	32.30	12.54	27.97	14.53

Non-GAAP Adjusted EBITDA	709,671	937,045	2,153,642	2,040,472
Non GAAP Adjusted EBITDA Per Share
Basic & Diluted	0.04	n/a	0.15	n/a

Cross Border Resources, Inc.
Reconciliation to GAAP

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
		Predecessor Entity		Predecessor Entity
Net income (loss)	$(249,555)	$533,801	$(471,068)	$755,244
Interest expense and other	128,826	114,436	385,748	341,950
Income tax expense (benefit)	(43,874)	-	(109,415)	-
Accretion of asset retirement obligations	31,576	14,817	84,428	44,452
Depreciation, depletion, and amortization	972,972	273,991	2,045,863	898,826
Stock-based compensation	114,408	-	569,638	-
Mark-to-market gain on commodity swaps	(239,936)	-	(400,786)	-
Abandonment Expense	49,234	-	49,234	-
Adjusted EBITDA	$709,671	$937,045	$2,153,642	$2,040,472

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Source: Cross Border Resources, Inc.